Wireless Xcessories Group Reports Record Fourth Quarter and Year-end Results

Fourth Quarter Sales Increase 43.1 Percent, Helping Pre-Tax Net Income Rise 69.4 Percent; Net Income Increases 24.8 Percent ; Company Generates Full-year Diluted EPS Of $0.44

HUNTINGDON VALLEY, Pa., February 21, 2006 (PRIMEZONE) -- Wireless Xcessories Group, Inc. (AMEX:XWG), a nationwide manufacturer and distributor of electronic and cellular accessories and creator of private labeled websites for affiliates, announced today record results for the fourth quarter and year ended December 31, 2005. The Company reported fourth quarter revenue of $5,976,000, an increase of 43.1% compared to $4,176,000 for the same period in fiscal 2004. Wireless Xcessories had 2005 fourth quarter pre-tax net income of $581,000, an increase of 69.4% versus 2004 fourth quarter pre-tax net income of $343,000. The Company had net income of $ 428,000, or $0.10 per basic and $0.09 diluted share, an increase of 24.8% compared to net income of $ 343,000, or $0.07 per basic and diluted share in the same period for 2004. The Company accrued taxes in the 2005 fourth fiscal quarter of $153,000 compared to no taxes in the 2004 fourth fiscal quarter. The Company utilized its available Federal and State net operating tax loss carry forward benefit in 2004 to offset its tax expense. The Federal portion of the net operating loss carry forward was fully used up in the first six months of 2005 and accordingly, the Company began accruing taxes in the third quarter of 2005.

For the year-ended December 31, 2005, Wireless Xcessories Group had revenue of $22,059,000, an increase of 44.1% compared to revenue of $15,307,000 for the same period in 2004. The Company had 2005 pre-tax income of $2,304,000, an increase of 128.6% compared to $1,008,000 for the same period in 2004. The Company had net income of $2,033,000, or $0.45 per basic share ($0.44 per diluted share), an increase of 101.7% compared to net income of $1,008,000, or $0.21 per basic and diluted share, for fiscal 2004. The 2005 results include $271,000 of income tax expense. The Company had utilized the net operating loss carry forwards that it had available to it in the first six months of 2005. Accordingly, the Company began accruing income taxes in the third quarter of 2005.

“2005 was a record year for Wireless Xcessories,” said Steve Rade, CEO of Wireless Xcessories. “Our strong sales growth was driven by new product introductions leading to the addition of many new customers. Our broad line of new accessories for Apple iPods, MP3 players, Bluetooth as well as a 300-item line of OEM accessories helped to support our growth. Recently, we began to distribute phones, which while carrying significantly lower margins than accessories, allows us to provide a full line of products to our dealers and, more importantly, is expected to open new markets for the Company, where we can distribute our higher-margin accessories Already, it has allowed us to develop relationships with companies such as PaySpot, which will offer the Wireless Xcessories Group’s product line to its nationwide prepaid retail customers. In addition, the agreement we recently announced with ANYCOM Technologies GMBH, a leading German manufacturer of Bluetooth wireless phone and computer accessories, under which the Company will manage the inventory, shipping, and invoicing of ANYCOM's existing United States customer base, including Amazon.com Inc., Buy.com, Ingram Micro Inc. and others, along with today’s announcements, will allow us to generate incremental revenue by providing inventory and logistics management services.”

“In addition to increasing our product and service offerings, we expanded our sales force to 30 sales people during the second half of 2005,” continued Mr. Rade. “Already, it has resulted in significant new customers, such as four large wireless multi store retailers and franchising groups, with over 400 store locations combined, that have helped us to overcome the loss of sales from our largest customer. These groups will sell the Company’s electronic and cellular accessories throughout the U.S., and expect to double their number of retail locations within the next 24 months. We also continue to expand our online presence through our IndustrialStrengthCellular.com website. To date, we have over 1,400 dealers where we provide private label website hosting and services. We believe that the combination of new and exciting accessories, increased marketing activities and an expanded line of services positions the Company for strong growth in 2006.”

Business Outlook

For fiscal 2006, the Company expects revenue to grow at a rate of 20% to 25% versus 2005 due to expanded product and service offerings. The Company expects to be a tax payer for Federal, State and GAAP purposes in 2006. During 2005, the Company did not pay taxes for the first six months of its fiscal year. The Company does not expect to provide revenue or net income estimates on a quarterly basis, however, it will update its sales forecasts throughout the year.

The Company’s executives will hold a conference call and webcast at 4:30 pm Eastern Time today Interested participants should call (800) 374-1817 when calling from the United States or (706) 679-3958 when calling internationally. Please reference Conference I.D. Number 5600644. There will be a playback available until midnight, March 23, 2006. To listen to the playback, please call (800) 642-1687 when calling within the United States or (706) 645-9291 when calling internationally. Please use pass code 5600644 for the replay.

This call is being webcast and can be accessed at Wireless Xcessories’ web site at http://www.wirexgroup.com until March 23, 2006.

About Wireless Xcessories Group

Wireless Xcessories Group, Inc. designs and distributes a range of accessories for cellular phones throughout the United States and Canada. The Company offers in excess of 4,000 items that include rechargeable batteries, personal and vehicle hands free kits, portable and vehicle antennas, in-car and travel chargers, and plain and colored carrying cases. The Company sells to dealers and distributors through an in-house sales force and directly from its website, http://www.wirexgroup.com. Wireless Xcessories also creates private labeled websites, Industrial Cellular Strength.com, for its dealers and produces 2 product line catalogs that are circulated nationally and internationally.

“Safe Harbor” Statement -- Under the Private Securities Litigation Reform Act of 1995, this press release may contain forward-looking statements that involve risks and uncertainties. Important factors, which could cause actual operating results to differ materially from those in the forward-looking statements, are detailed in filings with the Securities and Exchange Commission made from time to time by the company.

Copies of these filings may be obtained by contacting the company or the SEC. This press release and statements are current as of the date of the individual announcements and the company undertakes no obligation to publicly release any revisions to any forward-looking statement to reflect events or circumstances after the date thereof or to reflect the occurrence of unanticipated events.

Contact:
Wireless Xcessories Group
Dawn Kenderdine
800-233-0013 ext. 1404

CEOcast for Wireless Xcessories Group
Gary Nash
212-732-4300